Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System Reports

Second Quarter 2020 Results and COVID-19 Pandemic Update

SYRACUSE, N.Y. — July 27, 2020 — Community Bank System, Inc. (NYSE: CBU) reported second quarter 2020 net income of $35.2 million, or $0.66 per fully-diluted share. This compares to $45.0 million of net income, or $0.86 per share for the second quarter of 2019. The $0.20 decrease in earnings per share was driven by an increase in acquisition-related expenses, a higher provision for credit losses, lower noninterest revenues and an increase in fully-diluted shares outstanding. These were offset, in part, by an increase in net interest income and a decrease in income taxes. Comparatively, the Company recorded $0.76 in fully-diluted earnings per share for the linked first quarter of 2020. Operating earnings per share (non-GAAP), which excludes, on an after-tax basis, acquisition expenses, net gain on sale of investments, and the provision for credit losses associated with the Steuben Trust Corporation (“Steuben”) acquisition, were $0.76 for the second quarter of 2020. This compares to operating earnings per share (non-GAAP) of $0.80 for the second quarter of 2019 and $0.77 for the linked first quarter of 2020.

Second Quarter 2020 Highlights:

❖	Completed the acquisition of Steuben Trust Corporation

❖	GAAP EPS of $0.66; Operating EPS (non-GAAP) of $0.76, down $0.04 from the second quarter of 2019

❖	Adjusted Pre-Tax, Pre-Provision Net Revenue per share (non-GAAP) up $0.05 over the second quarter of 2019 and up $0.03 over the linked first quarter of 2020

❖	Return on assets of 1.12%; Return on assets – adjusted (non-GAAP) of 1.34%

❖	Deposit funding costs of 0.17%, down 8 basis points from 0.25% in the first quarter of 2020

❖	Annualized net charge-offs of 0.05%

❖	Noninterest revenues represent 36.6% of operating revenues

“In spite of the immense challenges posed by the COVID-19 pandemic and related market conditions, the Company’s second quarter was very productive,” said Mark Tryniski, President and CEO. “During the quarter, the Company successfully completed the acquisition of Steuben, funded approximately $500 million of Paycheck Protection Program (“PPP”) loans, processed over 5,000 borrower forbearance requests, reopened the majority of its branch offices to the public, implemented several phases of the Company’s return to work plan, enhanced its mobile banking platform and produced solid earnings. Although GAAP earnings per share were down $0.20, as compared to the same quarter in the prior year, operating earnings per share which excludes acquisition-related expenses and acquisition-related provision for credit losses due to the Steuben merger only decreased $0.04 over the same period in spite of the pandemic’s impact on market conditions, credit loss expectations and the Company’s operations. In addition, the Company booked $6.6 million in non-acquisition related provision for credit losses in the second quarter of 2020 due largely to COVID-related expected losses as compared to $1.4 million recorded during the second quarter of 2019. The Company’s adjusted pre-tax, pre-provision net revenue per share was up $0.05, or 4.9%, over the second quarter of 2019 and up $0.03, or 2.9%, on a linked quarter basis.”

Mr. Tryniski added, “As we continue to navigate the COVID-19 crisis, we believe our Company remains well-prepared to withstand its impacts. The Company continues to maintain very high levels of capital and liquidity, diversified revenue streams through its nonbanking businesses, a strong credit record and an experienced management team. Furthermore, I am very proud of the diligent efforts and steadfast commitment our employees have put forth this past quarter to maintain the Company’s operational continuity, provide high levels of customer service across all business lines and close and integrate Steuben, while producing solid operating results during very difficult times. I also would like to acknowledge the considerable effort put forth by the former Steuben employees to successfully integrate the two companies and welcome the former Steuben customers and shareholders to Community Bank. We remain concerned about the health and welfare of our employees, customers, shareholders and communities, and will continue to support all of our stakeholders throughout this crisis in a thoughtful, disciplined and compassionate manner.”

The Company recorded total revenues of $144.9 million in the second quarter of 2020, a decrease of $4.1 million, or 2.8%, from the prior year’s second quarter. Excluding net gains on securities of $4.9 million in the second quarter of 2019, total revenues increased $0.8 million, or 0.5%, between comparable quarters. A $3.7 million, or 4.1%, increase in net interest income was partially offset by a $2.8 million, or 16.5%, decrease in banking noninterest revenues. Net interest income increased $3.7 million, or 4.1%, to $92.0 million due to a $1.7 billion, or 17.8%, increase in average earning assets between the periods, offset, in part by a 43 basis point decrease in net interest margin. The increase in earning assets was driven by the third quarter 2019 acquisition of Kinderhook Bank Corp. (“Kinderhook”), larger than anticipated net inflows of funds from government stimulus programs, PPP loan originations and to a lesser extent, the Steuben acquisition in the second quarter of 2020. The 43 basis point decrease in net interest margin was driven by a 50 basis point decrease in tax-equivalent earning asset yields between the periods, partially offset by an eight basis point decrease in the cost of funds. The large drop in earning asset yields was due to a significant decrease in market interest rates between the periods and a significant change in the composition of earning assets, including a $488.7 million increase in average cash equivalents that currently earn a low yield. Total revenues were down $3.8 million, or 2.5%, on a linked quarter basis. The Company recorded a $4.3 million, or 24.7%, decrease in deposit service revenues and a $1.9 million, or 4.8%, decrease in financial services business revenues between linked quarters, offset, in part, by a $1.9 million, or 2.1%, increase in net interest income and a $0.5 million, or 50.1%, increase in mortgage banking revenues.

Interest income and fees on loans increased $4.7 million, or 6.3%, over the comparable prior year quarter due to an increase in average total loans outstanding, offset by a 33 basis point decrease in the average loan yield. The increase in average outstanding loan balances was due to the Kinderhook acquisition in the third quarter of 2019, the Steuben acquisition in the second quarter of 2020, as well as a significant increase in business lending due to $492.4 million of PPP loan originations during the quarter. Interest income on investments, including cash equivalents, decreased $1.8 million, or 8.9%, between the second quarter of 2019 and the second quarter of 2020. The decrease is reflective of lower market interest rates, a significant increase in the proportion of low-yield cash equivalents balances and a $0.8 million decrease in the Company’s Federal Reserve Bank semi-annual dividend payment, offset in part, by a $265.2 million, or 9.5%, increase in the average book value of investments. The tax-equivalent average yield on investments, including cash equivalents, decreased from 2.69% in the second quarter of 2019 to 2.00% in the second quarter of 2020. Interest expense was $0.8 million lower than the previous year’s second quarter, driven by a nine basis point decrease in the cost on interest-bearing liabilities partially offset by a $971.9 million, or 15.0% increase in average interest-bearing liabilities. The average cost of deposits was 0.17% in the second quarter of 2020, as compared to 0.22% in the second quarter of 2019, reflective of market driven rate decreases for deposits between the periods and significant increases in noninterest bearing deposits. By comparison, the average cost of deposits during the linked first quarter of 2020 was 0.25%.

The Company recorded $9.8 million in the provision for credit losses during the second quarter of 2020. This was comprised of $3.2 million of acquisition-related provision due to the Steuben transaction, and $6.6 million of provision related to expected credit losses largely due to the COVID-19 pandemic. The Company recorded loan net charge-offs of $0.9 million during the quarter. By comparison, the Company recorded $1.4 million in the provision for credit losses and $1.2 million in net charge-offs during the second quarter of 2019. The $5.2 million increase in the provision for credit losses, exclusive of the acquisition-related provision, between the periods is largely attributable to an increase in expected credit losses due to the ongoing impacts of the COVID-19 crisis. Although the ultimate effect the COVID-19 pandemic will have on the Company’s credit losses is still unknown and highly uncertain, the Company calculates the Allowance for Credit Losses pursuant to the Current Expected Credit Loss (“CECL”) accounting standard, adopted January 1, 2020, which incorporates certain current and forward-looking economic and non-economic qualitative factor adjustments to estimate losses for the life of the loan portfolio. This includes forward-looking economic forecasts, which distinctly and profoundly changed from stable at the end of 2019 to severely adverse during 2020 due primarily to the COVID-19 crisis. On a linked quarter basis, the provision for credit losses, exclusive of the acquisition-related provision, increased $1.0 million, due to weaker economic forecasts and the financial hardship experienced by certain segments of the Company’s loan customers.

The Company recorded $52.9 million in noninterest revenues in the second quarter of 2020, as compared to $55.8 million in in the second quarter of 2019, excluding $4.9 million of investment securities gains. This represents a $2.9 million, or 5.2%, decrease in noninterest revenues between the periods; $2.8 million attributable to banking-related noninterest revenues. The significant decrease in banking noninterest revenues was due largely to a decrease in deposit service and other banking revenues, offset, in part, by an increase in mortgage banking revenue. Due to the pandemic and the mandated shutdown of nonessential businesses in the Company’s Northeast markets during the second quarter of 2020, deposit transaction activity dropped precipitously resulting in a decline in the Company’s deposit service revenues. Between the periods, the Company increased its commitment to sell secondary market eligible residential mortgage loans, which drove an increase in mortgage banking revenue from $0.2 million in the second quarter of 2019 to $1.4 million in the second quarter of 2020. Employee benefit services revenues for the second quarter of 2020 were $24.1 million. This represents a $0.3 million, or 1.2%, increase over second quarter 2019 revenues and is attributable to increases in plan administration, recordkeeping and actuarial service fees. The Company recorded $8.2 million in insurance services revenues during the second quarter of 2020, a $0.1 million, or 1.7%, decrease as compared to the second quarter of 2019. Wealth management revenues for the second quarter of 2020 were $6.4 million as compared to $6.6 million in the second quarter of 2019. Noninterest revenues decreased $5.7 million, or 9.7%, on a linked quarter basis. This was driven by a $4.3 million, or 24.7%, decrease in deposit service and other banking revenues, a $1.3 million, or 5.1%, decrease in employee benefits services revenues, and a $0.7 million, or 10.8%, decrease in wealth management revenues, partially offset by a $0.5 million, or 50.1%, increase in mortgage banking revenue and a $0.1 million, or 1.6%, increase in insurance services revenues.

The Company recorded $90.9 million in total operating expenses in the second quarter of 2020, as compared to $91.2 million of total operating expenses in the second quarter of 2019, a $0.3 million, or 0.3%, decrease between the comparable annual quarters. Excluding $3.4 million and $1.2 million of acquisition expenses recorded in the second quarters of 2020 and 2019, respectively, operating expenses decreased $2.5 million, or 2.7%, from $90.0 million in the second quarter of 2019 to $87.5 million in the second quarter of 2020. The decrease in operating expenses between the periods was largely attributable to decreased levels of business activities due to the COVID-19 pandemic. Business development and marketing expenses decreased $1.6 million, or 52.1%, between the periods. Other expenses decreased $2.1 million, or 33.6%, driven largely by decreases in employee business expenses. Salaries and employee benefits expenses increased $0.7 million, or 1.3%, but benefitted from a $0.8 million, or 21.0%, decrease in employee medical expenses due to reduced provider utilization. Data processing and communications expenses increased $0.4 million, or 4.1%, while occupancy and equipment expense increased $0.1 million, or 1.4%, and legal and professional fees increased $0.4 million, or 14.1%, between the comparable quarterly periods. Intangible asset amortization expense decreased $0.4 million, or 9.7%, between the periods. Similarly, on a linked-quarter basis, total operating expenses, excluding acquisition expenses, decreased $5.8 million, or 6.2%, primarily due to a $3.6 million, or 6.1%, decrease in salaries and employee benefits, a $1.0 million, or 9.2%, decrease in occupancy and equipment expense and a $1.0 million, or 40.2% decrease in business development and marketing expenses.

The effective tax rate for the second quarter of 2020 was 20.3%, up from 20.2% in the second quarter of 2019 and 18.8% in the linked first quarter of 2020. The Company experienced less benefit from stock-based compensation activity in the second quarter of 2020, as compared to the same quarter last year and the first quarter of 2020.

The Company also provides supplemental reporting of its results on an “operating,” “adjusted” or “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-impaired purchased loans, expenses associated with acquisitions, acquisition-related provision for credit losses, the unrealized gain (loss) on equity securities and net gain on sale of investments. In addition, the Company provides supplemental reporting for “adjusted pre-tax, pre-provision net revenues,” which subtracts the provision for credit losses, acquisition expenses, net gain on sale of investments and unrealized gain (loss) on equity securities from income before income taxes. The amounts for such items are presented in the tables that accompany this release. Although these items are non-GAAP measures, the Company’s management believes this information helps investors understand the effect of acquisition and other non-recurring activity in its reported results. Diluted adjusted net earnings per share were $0.80 in the second quarter of 2020, compared to $0.84 in the second quarter of 2019, a $0.04 per share, or 4.8%, decrease. Adjusted pre-tax, pre-provision net revenue increased to $1.08 per share, up $0.05, or 4.9%, from the second quarter of 2019 and up $0.03, or 2.9%, on a linked quarter basis.

Financial Position

The Company’s total assets increased to $13.4 billion at June 30, 2020, which represents a $2.7 billion, or 25.1% increase over the last twelve months and a $1.6 billion, or 13.8%, increase over the prior quarter end. The substantial increase in the Company’s total assets over the last twelve months was due to the Kinderhook acquisition in the third quarter of 2019, the Steuben acquisition in the second quarter of 2020 and a significant increase in government stimulus-related deposit funding including PPP lending in the second quarter of 2020. Similarly, average earning assets increased substantially over the prior year, from $9.43 billion in the second quarter of 2019 to $11.11 billion in the second quarter of 2020, a $1.68 billion, or 17.8% increase. This included a $924.7 million, or 14.7%, increase in average total loans outstanding, a $265.2 million, or 9.5%, increase in average total investment securities and a $488.7 million, or 146.2%, increase in average outstanding cash equivalents. On a linked quarter basis, average earning assets increased $1.07 billion, or 10.6%, due largely to large net inflows of government stimulus funds, with average outstanding cash equivalents increasing $708.3 million, or 617.8%. Average loan balances increased $342.7 million, or 5.0%, due primarily to PPP originations and to a lesser extent the June 12, 2020 acquisition of Steuben. Average investment securities balances increased $17.0 million, or 0.6% versus first quarter 2020. Average deposit balances increased $1.61 billion, or 19.0%, between the second quarter of 2019 and the second quarter of 2020 and $1.1 billion, or 11.6%, on a linked quarter basis.

Ending loans at June 30, 2020 were $7.53 billion. This was up $661.9 million, or 9.6%, from the end of the first quarter and up $1.24 billion, or 19.8%, when compared to June 30, 2019. During the second quarter 2020, the Company acquired $339.7 million of loans in the Steuben transaction and originated $492.4 million of PPP loans. Exclusive of these activities, the Company’s outstanding loan balances decreased $170.2 million, or 2.5% during the quarter, due largely to a significant slow-down in consumer and business activities due the COVID-19 pandemic.

The Company’s liquidity position remains extremely strong. The Company’s primary Bank subsidiary maintains a funding base largely comprised of core noninterest bearing demand deposit accounts and low cost interest-bearing savings, interest checking and money market deposit accounts with customers that operate, reside or work within its branch footprint. At June 30, 2020, the Company’s cash and cash equivalents balances, net of float and reserves, were $1.25 billion. The Company also maintains an available-for-sale investment securities portfolio, comprised primarily of highly-liquid U.S. Treasury securities, highly-rated municipal securities and U.S. agency-backed mortgage backed securities. At June 30, 2020, the Company’s available-for-sale investment securities portfolio totaled $3.29 billion, $1.62 billion of which was unpledged as collateral. Net unrealized gains on the portfolio were $163.1 million. The Bank’s unused borrowing capacity at the Federal Home Loan Bank of New York at June 30, 2020 was $1.80 billion and it maintained $259.8 million of availability at the Federal Reserve Bank’s discount window. Furthermore, the Company has not experienced significant draws on available working capital lines of credit and home equity lines of credit since the inception of the pandemic.

Although there is a high degree of uncertainty around the magnitude and duration of the economic impact of the COVID-19 pandemic, the Company’s management believes that its financial position, including high levels of capital, will allow it to successfully endure the negative economic impacts of the crisis. The Company’s capital planning and management activities, coupled with its historically strong earnings performance and prudent dividend practices, have allowed it to build and maintain strong capital reserves. Shareholders’ equity of $2.08 billion at June 30, 2020 was $104.7 million, or 5.3%, higher than the first quarter of 2020 and $271.8 million, or 15.0%, higher than June 30, 2019. The increase in shareholders’ equity over the last four quarters was primarily driven by solid earnings generation and capital retention, as well as the Steuben acquisition and an increase in accumulated other comprehensive income due primarily to an increase in net unrealized gains on the Company’s available-for-sale investment securities portfolio. At June 30, 2020, all of the Company’s regulatory capital ratios significantly exceeded well-capitalized standards. More specifically, the Company’s Tier 1 Leverage Ratio, a common measure to evaluate a financial institutions capital strength, was 10.79% at June 30, 2020, which represents over two times the regulatory well-capitalized standard of 5.0%. This compares to 11.54% at the end of the second quarter of 2019 and 11.10% at the end of the first quarter of 2020. The Company’s net tangible equity to net tangible assets ratio was 10.08% at June 30, 2020, down from 10.56% a year earlier and 10.78% at the end of the first quarter of 2020. The decrease in the net tangible equity to net tangible assets ratio and the Tier 1 leverage ratio was due to significant growth in total assets between the comparable periods.

As previously announced in December 2019, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.6 million shares of the Company’s common stock during a twelve-month period starting January 1, 2020. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements. There were no shares repurchased pursuant to the program in the second quarter of 2020. Although the approved stock repurchase program has not been rescinded, management does not anticipate purchasing shares through this program during the third quarter of 2020.

Allowance for Credit Losses and Asset Quality

During the first quarter of 2020, the Company adopted ASU No. 2016-13, Financial Instruments – Credit Losses, also known as Current Expected Credit Losses (“CECL”). Upon the adoption of CECL on January 1, 2020, the Company’s allowance for credit losses increased $1.4 million, from $49.9 million at December 31, 2019 to $51.3 million. Following the adoption of CECL, the Company’s Allowance for Credit Losses has increased by $13.1 million, or 25.5%, $3.6 million of which was due to the Steuben acquisition, and $9.5 million primarily due to credit loss expectations associated with COVID-19’s adverse impact on economic and business operating conditions. The table below illustrates the Company’s changes in the Allowance for Credit Losses prior to CECL adoption through the end of the second quarter.

($ in millions)	Allowance for Loan Losses at 12/31/2019	CECL Adoption Impact	First Quarter 2020 Reserve Build	Allowance for Credit Losses at 3/31/2020	Steuben Acquisition	Second Quarter 2020 Reserve Build	Allowance for Credit Losses at 6/30/2020
Balance	$49.9	+$1.4	+$4.4	$55.7	$3.6	$5.1	$64.4
% Change from 12/31/2019	n/a	+2.7%	+8.8%		+7.3%	+10.3%	+29.1%

At June 30, 2020, nonperforming (90+ days past due and non-accruing) loans decreased to 0.36% of total loans outstanding. This compares to 0.39% of total loans outstanding at the end of the second quarter of 2019 and 0.46% at the end of the linked first quarter of 2020. Total delinquent loans, which includes nonperforming loans and loans thirty or more days delinquent, to total loans outstanding, were 0.72% at the end of the second quarter of 2020. This compares to 0.87% at the end of the second quarter of 2019 and 1.11% at the end of the linked first quarter of 2020. The delinquency status for loans on payment deferment due to COVID-19 financial hardship were reported at June 30, 2020 based on their delinquency status at the end of the first quarter, unless subsequent to March 31, 2020, the borrower made all required past due payments to bring the loan to current status. The Company recorded net charge-offs of $0.9 million, or 0.05% annualized, in the second quarter of 2020. This compares to net charge-offs of $1.2 million, or 0.08% annualized, in the second quarter of 2019 and $1.6 million, or 0.09%, in the linked first quarter of 2020. The allowance for credit losses to total loans was 0.86% at June 30, 2020. This compares to 0.81% at March 31, 2020 and 0.78% at June 30, 2019.

The Company has participated in both rounds of the CARES Act PPP, a specialized low-interest loan program funded by the U.S. Treasury Department and administered by the U.S. Small Business Administration. As of June 30, 2020, the Company’s business lending portfolio included 3,473 PPP loans with a total balance of $507.2 million. This includes 204 loans with a total balance of $14.8 million acquired in connection with the Steuben acquisition.

From a credit risk and lending perspective, the Company has taken actions to identify, assess and monitor its COVID-19 related credit exposures based on asset class and borrower type. No specific credit impairment has been identified within the Company’s investment securities portfolio, including the Company’s municipal securities portfolio since the onset of the pandemic. With respect to the Company’s lending activities, the Company implemented a customer forbearance program to assist both consumer and business borrowers that may be experiencing financial hardship due to COVID-19 related challenges. As of June 30, 2020, the Company had approximately 3,700 borrowers in forbearance due to COVID-19, representing approximately $700 million in outstanding loan balances, or 9.3% of total loans outstanding. Loans in forbearance status continued to accrue interest during the forbearance period unless otherwise classified as nonperforming. Consistent with industry regulatory guidance, borrowers that were otherwise current on loan payments that were granted COVID-19 related financial hardship payment deferrals will continue to be reported as current loans throughout the agreed upon deferral period. The payment deferrals granted under forbearance were deemed to be an insignificant borrower concession, and therefore, not classified as troubled-debt restructured loans during the second quarter. Borrowers that were delinquent in their payments to the Bank prior to requesting a COVID-19 related financial hardship payment deferral were reviewed on a case-by-case basis for troubled debt restructure classification and nonperforming loan status. The Company anticipates that the number and amount of COVID-19 financial hardship forbearance agreements will decrease substantially during the third quarter of 2020.

Dividend Increase

During the second quarter of 2020, the Company declared a quarterly cash dividend of $0.41 per share on its common stock, up 7.9% from the $0.38 dividend declared in the second quarter of 2019, representing an annualized yield of 2.8% based upon the $59.21 closing price of the Company’s stock on July 24, 2020. The three cent increase declared in the third quarter of 2019 marked the 27th consecutive year of dividend increases for the Company.

COVID-19 Pandemic Operations

As the COVID-19 events unfolded throughout the first half of 2020, the Company implemented various plans, strategies and protocols to protect its employees, maintain services for customers, assure the functional continuity of the Company’s operating systems, controls and processes, and mitigate financial risks posed by changing market conditions. In order to protect its employees and assure workforce continuity and operational redundancy, the Company imposed business travel restrictions, implemented quarantine and work from home protocols and physically separated, to the extent possible, the critical operations workforce that are unable to work remotely. To limit the risk of virus spread, the Company implemented drive-thru only and by appointment operating protocols for its extensive bank branch network. The Company also maintained active communications with its primary regulatory agencies and critical vendors to assure all mission-critical activities and functions are being performed in line with regulatory expectations and the Company’s service standards. Late in the second quarter, the Company implemented a return-to-work plan and currently has the majority of its employees working in a traditional office environment. In addition, it re-opened the substantial majority of its customer service facilities to the public.

The COVID-19 crisis is expected to continue to impact the Company’s financial results, as well as demand for its services and products during the remaining two quarters of 2020 and potentially beyond. The short and long-term implications of the COVID-19 crisis, and related government monetary and fiscal stimulus measures, on the Company’s future operations, revenues, earnings, allowance for credit losses, capital reserves, and liquidity are difficult to assess and remain unknown at this time.

Steuben Trust Corporation

On June 15, 2020, the Company announced that it acquired Steuben and its banking subsidiary, Steuben Trust Company, on June 12, 2020. The Company acquired Steuben for a combination of stock and cash representing total consideration valued at approximately $98.6 million. The acquisition extends the Company’s footprint into two new counties in Western New York State, and enhances the Company’s presence in four Western New York State counties in which it currently operates. In connection with the acquisition, the Company added eleven full-service offices to its branch service network and acquired total deposits of $516.3 million and total loans of $339.7 million.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, July 27, 2020, to discuss second quarter 2020 results. The conference call can be accessed at 877-317-6789 (1-412-317-6789 if outside United States and Canada). Investors may also listen live via the Internet at: https://www.webcaster4.com/Webcast/Page/995/35311.

This earnings release, including supporting financial tables and presentation slides, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

About Us

Community Bank System, Inc. operates more than 240 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $13 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest banking institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or http://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of CBU’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from its expectations: the macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, including the negative impacts and disruptions on public health, corporate and consumer customers, the communities CBU serves, and the domestic and global economy, including various actions taken in response by governments, central banks and others, which may have an adverse effect on CBU’s business; current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth; fiscal and monetary policies of the Federal Reserve Board; the effect of changes in the level of checking or savings account deposits on CBU’s funding costs and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; the effect of a fall in stock market prices on CBU’s fee income businesses, including its employee benefit services, wealth management, and insurance businesses; the successful integration of operations of its acquisitions; competition; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. For more information about factors that could cause actual results to differ materially from CBU’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which have been filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and CBU undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-Date
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Earnings
Loan income	$78,720	$74,067	$157,285	$147,770
Investment income	18,472	20,285	36,902	39,263
Total interest income	97,192	94,352	194,187	187,033
Interest expense	5,241	6,052	12,182	11,874
Net interest income	91,951	88,300	182,005	175,159
Acquisition-related provision for credit losses	3,201	0	3,201	0
Provision for credit losses	6,573	1,400	12,167	3,822
Net interest income after provision for credit losses	82,177	86,900	166,637	171,337
Deposit service and other banking fees	12,934	16,930	30,112	34,129
Mortgage banking	1,375	213	2,291	414
Wealth management and insurance services	14,549	14,907	29,741	29,118
Employee benefit services	24,068	23,787	49,434	47,841
Gain on sale of investments, net	0	4,882	0	4,882
Unrealized gain (loss) on equity securities	12	(13)	(18)	18
Total noninterest revenues	52,938	60,706	111,560	116,402
Salaries and employee benefits	54,721	54,008	112,972	107,387
Data processing and communications	10,833	10,401	21,246	19,800
Occupancy and equipment	9,754	9,619	20,493	19,907
Amortization of intangible assets	3,524	3,904	7,191	8,034
Acquisition expenses	3,372	1,194	3,741	1,728
Other	8,699	12,050	18,923	22,972
Total operating expenses	90,903	91,176	184,566	179,828
Income before income taxes	44,212	56,430	93,631	107,911
Income taxes	8,964	11,415	18,249	20,950
Net income	$35,248	$45,015	$75,382	$86,961
Basic earnings per share	$0.67	$0.87	$1.44	$1.68
Diluted earnings per share	$0.66	$0.86	$1.43	$1.66

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020		2019
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings
Loan income	$78,720	$78,565	$80,509	$79,931	$74,067
Investment income	18,472	18,430	19,538	18,716	20,285
Total interest income	97,192	96,995	100,047	98,647	94,352
Interest expense	5,241	6,941	7,307	7,371	6,052
Net interest income	91,951	90,054	92,740	91,276	88,300
Acquisition-related provision for credit losses	3,201	0	0	0	0
Provision for credit losses	6,573	5,594	2,857	1,751	1,400
Net interest income after provision for credit losses	82,177	84,460	89,883	89,525	86,900
Deposit service and other banking fees	12,934	17,178	17,828	18,003	16,930
Mortgage banking	1,375	916	247	(138)	213
Wealth management and insurance services	14,549	15,192	14,060	14,890	14,907
Employee benefit services	24,068	25,366	24,997	24,329	23,787
Gain on sale of investments, net	0	0	0	0	4,882
Unrealized gain (loss) on equity securities	12	(30)	(9)	10	(13)
Total noninterest revenues	52,938	58,622	57,123	57,094	60,706
Salaries and employee benefits	54,721	58,251	56,468	56,061	54,008
Data processing and communications	10,833	10,413	10,932	10,675	10,401
Occupancy and equipment	9,754	10,739	10,142	9,801	9,619
Amortization of intangible assets	3,524	3,667	3,962	3,960	3,904
Acquisition expenses	3,372	369	819	6,061	1,194
Other	8,699	10,224	12,946	10,371	12,050
Total operating expenses	90,903	93,663	95,269	96,929	91,176
Income before income taxes	44,212	49,419	51,737	49,690	56,430
Income taxes	8,964	9,285	8,853	10,472	11,415
Net income	$35,248	$40,134	$42,884	$39,218	$45,015
Basic earnings per share	$0.67	$0.77	$0.82	$0.76	$0.87
Diluted earnings per share	$0.66	$0.76	$0.82	$0.75	$0.86
Profitability
Return on assets	1.12%	1.41%	1.48%	1.39%	1.68%
Return on equity	7.05%	8.49%	9.19%	8.53%	10.18%
Return on tangible equity(2)	11.60%	14.52%	16.08%	14.92%	17.74%
Noninterest revenues/operating revenues (FTE)(1)	36.6%	39.6%	38.3%	38.6%	38.8%
Efficiency ratio	58.1%	60.4%	60.7%	58.8%	59.8%
Components of Net Interest Margin (FTE)
Loan yield	4.40%	4.61%	4.67%	4.72%	4.73%
Cash equivalents yield	0.10%	0.90%	1.68%	2.19%	2.37%
Investment yield	2.50%	2.51%	2.70%	2.61%	2.73%
Earning asset yield	3.56%	3.93%	3.99%	4.03%	4.06%
Interest-bearing deposit rate	0.23%	0.34%	0.36%	0.36%	0.30%
Borrowing rate	1.36%	1.70%	1.68%	2.06%	1.87%
Cost of all interest-bearing funds	0.28%	0.40%	0.42%	0.43%	0.37%
Cost of funds (includes DDA)	0.20%	0.30%	0.31%	0.32%	0.28%
Net interest margin (FTE)	3.37%	3.65%	3.71%	3.73%	3.80%
Fully tax-equivalent adjustment	$1,015	$1,032	$1,026	$985	$990

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020		2019
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Average Balances
Loans	$7,219,462	$6,876,771	$6,857,977	$6,735,776	$6,294,772
Cash equivalents	822,992	114,660	504,858	665,862	334,304
Taxable investment securities	2,608,495	2,586,646	2,242,471	1,990,979	2,400,516
Nontaxable investment securities	454,511	459,340	434,020	413,437	397,316
Total interest-earning assets	11,105,460	10,037,417	10,039,326	9,806,054	9,426,908
Total assets	12,652,200	11,487,384	11,472,415	11,229,919	10,771,975
Interest-bearing deposits	7,146,301	6,598,131	6,581,979	6,462,143	6,170,832
Borrowings	315,934	329,355	325,139	290,967	319,505
Total interest-bearing liabilities	7,462,235	6,927,486	6,907,118	6,753,110	6,490,337
Noninterest-bearing deposits	2,964,717	2,458,529	2,519,645	2,458,831	2,326,630
Shareholders' equity	2,009,996	1,902,169	1,851,579	1,824,869	1,774,400
Balance Sheet Data
Cash and cash equivalents	$1,319,880	$529,336	$205,030	$1,014,042	$874,836
Investment securities	3,337,459	3,185,381	3,088,343	2,481,742	2,402,272
Loans:
Business lending	3,455,343	2,789,130	2,775,876	2,779,612	2,395,684
Consumer mortgage	2,428,060	2,424,656	2,430,902	2,405,191	2,255,782
Consumer indirect	1,056,865	1,087,879	1,113,062	1,091,980	1,082,834
Home equity	418,543	386,583	386,325	389,029	371,619
Consumer direct	169,228	177,844	184,378	187,379	178,151
Total loans	7,528,039	6,866,092	6,890,543	6,853,191	6,284,070
Allowance for credit losses	64,437	55,652	49,911	49,423	49,310
Intangible assets, net	852,761	832,919	836,923	840,685	800,515
Other assets	470,515	450,907	439,367	457,060	433,005
Total assets	13,444,217	11,808,983	11,410,295	11,597,297	10,745,388
Deposits:
Noninterest-bearing	3,273,921	2,491,720	2,465,902	2,549,395	2,363,408
Non-maturity interest-bearing	6,600,140	5,899,297	5,592,936	5,672,825	5,356,448
Time	972,612	912,965	936,129	946,065	768,349
Total deposits	10,846,673	9,303,982	8,994,967	9,168,285	8,488,205
Borrowings	176,195	208,718	253,758	237,661	144,290
Subordinated notes payable	13,755	13,775	13,795	13,814	0
Subordinated debt held by unconsolidated subsidiary trusts	79,382	77,320	77,320	77,320	97,939
Accrued interest and other liabilities	246,897	228,557	215,221	259,796	205,444
Total liabilities	11,362,902	9,832,352	9,555,061	9,756,876	8,935,878
Shareholders' equity	2,081,315	1,976,631	1,855,234	1,840,421	1,809,510
Total liabilities and shareholders' equity	13,444,217	11,808,983	11,410,295	11,597,297	10,745,388
Capital
Tier 1 leverage ratio	10.79%	11.10%	10.80%	10.76%	11.54%
Tangible equity/net tangible assets(2)	10.08%	10.78%	10.01%	9.68%	10.56%
Diluted weighted average common shares O/S	53,017	52,646	52,522	52,382	52,356
Period end common shares outstanding	53,514	52,031	51,794	51,660	51,571
Cash dividends declared per common share	$0.41	$0.41	$0.41	$0.41	$0.38
Book value	$38.89	$37.99	$35.82	$35.63	$35.09
Tangible book value(2)	$23.80	$22.84	$20.52	$20.24	$20.45
Common stock price (end of period)	$57.02	$58.80	$70.94	$61.69	$65.84

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020		2019
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Asset Quality
Nonaccrual loans	$20,697	$19,046	$18,835	$23,610	$21,413
Accruing loans 90+ days delinquent	6,063	12,736	5,426	5,064	3,047
Total nonperforming loans	26,760	31,782	24,261	28,674	24,460
Other real estate owned (OREO)	3,186	1,469	1,270	1,258	1,736
Total nonperforming assets	29,946	33,251	25,531	29,932	26,196
Net charge-offs	910	1,550	2,369	1,638	1,197
Allowance for credit losses/loans outstanding	0.86%	0.81%	0.72%	0.72%	0.78%
Nonperforming loans/loans outstanding	0.36%	0.46%	0.35%	0.42%	0.39%
Allowance for credit losses/nonperforming loans	241%	175%	206%	172%	202%
Net charge-offs/average loans	0.05%	0.09%	0.14%	0.10%	0.08%
Delinquent loans/ending loans	0.72%	1.11%	0.94%	0.85%	0.87%
Provision for credit losses/net charge-offs	1,074%	361%	121%	107%	117%
Nonperforming assets/total assets	0.22%	0.28%	0.22%	0.26%	0.24%
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Pre-tax, pre-provision net revenue
Net income (GAAP)	$35,248	$40,134	$42,884	$39,218	$45,015
Income taxes	8,964	9,285	8,853	10,472	11,415
Income before income taxes	44,212	49,419	51,737	49,690	56,430
Provision for credit losses	9,774	5,594	2,857	1,751	1,400
Pre-tax, pre-provision net revenue (non-GAAP)	53,986	55,013	54,594	51,441	57,830
Acquisition expenses	3,372	369	819	6,061	1,194
Gain on sale of investments, net	0	0	0	0	(4,882)
Unrealized (gain) loss on equity securities	(12)	30	9	(10)	13
Adjusted pre-tax, pre-provision net revenue (non-GAAP)	$57,346	$55,412	$55,422	$57,492	$54,155

Pre-tax, pre-provision net revenue per share
Diluted earnings per share (GAAP)	$0.66	$0.76	$0.82	$0.75	$0.86
Income taxes	0.17	0.18	0.17	0.20	0.22
Income before income taxes	0.83	0.94	0.99	0.95	1.08
Provision for credit losses	0.19	0.10	0.06	0.03	0.03
Pre-tax, pre-provision net revenue per share (non-GAAP)	1.02	1.04	1.05	0.98	1.11
Acquisition expenses	0.06	0.01	0.01	0.12	0.02
Gain on sale of investments, net	0.00	0.00	0.00	0.00	(0.10)
Unrealized (gain) loss on equity securities	0.00	0.00	0.00	0.00	0.00
Adjusted pre-tax, pre-provision net revenue per share (non-GAAP)	$1.08	$1.05	$1.06	$1.10	$1.03

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020		2019
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Net income
Net income (GAAP)	$35,248	$40,134	$42,884	$39,218	$45,015
Acquisition expenses	3,372	369	819	6,061	1,194
Tax effect of acquisition expenses	(684)	(69)	(140)	(1,277)	(242)
Subtotal (non-GAAP)	37,936	40,434	43,563	44,002	45,967
Acquisition-related provision for credit losses	3,201	0	0	0	0
Tax effect of acquisition-related provision for credit losses	(649)	0	0	0	0
Subtotal (non-GAAP)	40,488	40,434	43,563	44,002	45,967
Gain on sale of investments, net	0	0	0	0	(4,882)
Tax effect of gain on sale of investments, net	0	0	0	0	988
Subtotal (non-GAAP)	40,488	40,434	43,563	44,002	42,073
Unrealized (gain) loss on equity securities	(12)	30	9	(10)	13
Tax effect of unrealized (gain) loss on equity securities	2	(6)	(2)	2	(3)
Operating net income (non-GAAP)	40,478	40,458	43,570	43,994	42,083
Amortization of intangibles	3,524	3,667	3,962	3,960	3,904
Tax effect of amortization of intangibles	(714)	(689)	(678)	(835)	(790)
Subtotal (non-GAAP)	43,288	43,436	46,854	47,119	45,197
Acquired non-impaired loan accretion	(1,365)	(1,465)	(1,898)	(1,637)	(1,302)
Tax effect of acquired non-impaired loan accretion	277	275	325	345	263
Adjusted net income (non-GAAP)	$42,200	$42,246	$45,281	$45,827	$44,158

Return on average assets
Adjusted net income (non-GAAP)	$42,200	$42,246	$45,281	$45,827	$44,158
Average total assets	12,652,200	11,487,384	11,472,415	11,229,919	10,771,975
Adjusted return on average assets (non-GAAP)	1.34%	1.48%	1.57%	1.62%	1.64%

Return on average equity
Adjusted net income (non-GAAP)	$42,200	$42,246	$45,281	$45,827	$44,158
Average total equity	2,009,996	1,902,169	1,851,579	1,824,869	1,774,400
Adjusted return on average equity (non-GAAP)	8.44%	8.93%	9.70%	9.96%	9.98%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020		2019
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Earnings per common share
Diluted earnings per share (GAAP)	$0.66	$0.76	$0.82	$0.75	$0.86
Acquisition expenses	0.06	0.01	0.01	0.12	0.02
Tax effect of acquisition expenses	(0.01)	0.00	0.00	(0.03)	0.00
Subtotal (non-GAAP)	0.71	0.77	0.83	0.84	0.88
Acquisition-related provision for credit losses	0.06	0.00	0.00	0.00	0.00
Tax effect of acquisition-related provision for credit losses	(0.01)	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.76	0.77	0.83	0.84	0.88
Gain on sale of investments, net	0.00	0.00	0.00	0.00	(0.10)
Tax effect of gain on sale of investments, net	0.00	0.00	0.00	0.00	0.02
Subtotal (non-GAAP)	0.76	0.77	0.83	0.84	0.80
Unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Tax effect of unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Operating diluted earnings per share (non-GAAP)	0.76	0.77	0.83	0.84	0.80
Amortization of intangibles	0.07	0.07	0.07	0.08	0.07
Tax effect of amortization of intangibles	(0.01)	(0.01)	(0.01)	(0.02)	(0.02)
Subtotal (non-GAAP)	0.82	0.83	0.89	0.90	0.85
Acquired non-impaired loan accretion	(0.03)	(0.03)	(0.04)	(0.03)	(0.02)
Tax effect of acquired non-impaired loan accretion	0.01	0.00	0.01	0.01	0.01
Diluted adjusted net earnings per share (non-GAAP)	$0.80	$0.80	$0.86	$0.88	$0.84

Noninterest operating expenses
Noninterest expenses (GAAP)	$90,903	$93,663	$95,269	$96,929	$91,176
Amortization of intangibles	(3,524)	(3,667)	(3,962)	(3,960)	(3,904)
Acquisition expenses	(3,372)	(369)	(819)	(6,061)	(1,194)
Total adjusted noninterest expenses (non-GAAP)	$84,007	$89,627	$90,488	$86,908	$86,078

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$84,007	$89,627	$90,488	$86,908	$86,078
Tax-equivalent net interest income	92,966	91,086	93,766	92,261	89,290
Noninterest revenues	52,938	58,622	57,123	57,094	60,706
Acquired non-impaired loan accretion	(1,365)	(1,465)	(1,898)	(1,637)	(1,302)
Gain on sale of investments, net	0	0	0	0	(4,882)
Unrealized (gain) loss on equity securities	(12)	30	9	(10)	13
Operating revenues (non-GAAP) - denominator	144,527	148,273	149,000	147,708	143,825
Efficiency ratio (non-GAAP)	58.1%	60.4%	60.7%	58.8%	59.8%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020		2019
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Balance sheet data
Total assets
Total assets (GAAP)	$13,444,217	$11,808,983	$11,410,295	$11,597,297	$10,745,388
Intangible assets	(852,761)	(832,919)	(836,923)	(840,685)	(800,515)
Deferred taxes on intangible assets	45,094	44,494	44,742	46,048	45,576
Total tangible assets (non-GAAP)	12,636,550	11,020,558	10,618,114	10,802,660	9,990,449

Total common equity
Shareholders' Equity (GAAP)	2,081,315	1,976,631	1,855,234	1,840,421	1,809,510
Intangible assets	(852,761)	(832,919)	(836,923)	(840,685)	(800,515)
Deferred taxes on intangible assets	45,094	44,494	44,742	46,048	45,576
Total tangible common equity (non-GAAP)	1,273,648	1,188,206	1,063,053	1,045,784	1,054,571

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$1,273,648	$1,188,206	$1,063,053	$1,045,784	$1,054,571
Total tangible assets (non-GAAP) - denominator	12,636,550	11,020,558	10,618,114	10,802,660	9,990,449
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	10.08%	10.78%	10.01%	9.68%	10.56%

(1) Excludes gain on sales of investments and unrealized gain and loss on equity securities.

(2) Includes deferred tax liabilities related to certain intangible assets.

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